CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus / Proxy Statement filed with Form N-14 under the Securities Act of 1933, related to the proposed combination of the Empire Builder Tax Free Bond Fund with the Neuberger Berman New York Municipal Income Fund, of our report dated April 16, 2012, relating to the financial statements and financial highlights which appears in the February 29, 2012 Annual Report to Shareholders of the Empire Builder Tax Free Bond Fund. We also consent to the references to us under the headings “Financial Statements” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
November 30, 2012